Filed Pursuant to Rule 424(b)(5)

Registration No. 333-214439

PROSPECTUS SUPPLEMENT

(to the Prospectus Dated December 15, 2016)

$6,000,000

American Depositary Shares, each representing 40 ordinary shares

This Prospectus Supplement amends and supplements certain information in our Prospectus dated December 15, 2016 (File No. 333-214439), or the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We filed the Prospectus to register the offer and sale of American Depositary Shares, each representing 40 ordinary shares, each NIS 0.0000001 par value, or ADSs, offered from time to time in accordance with an At Market Issuance Sales Agreement, or sales agreement, with FBR Capital Markets & Co. Since December 15, 2016, through the date of this Prospectus Supplement, we have offered and sold a total of $1,267,362 of our ADSs under the sales agreement pursuant to the Prospectus. We have not sold additional ADSs pursuant to the Prospectus other than under the sales agreement.

As of the date of this Prospectus Supplement but before giving effect to the ADSs offered and sold under the sales agreement, we are only eligible to sell up to $8,805,359 of ADSs under the Prospectus pursuant to General Instruction I.B.5 of Form F-3, calculated based on 135,467,067 outstanding ordinary shares, or 3,386,676 ADSs, at a price of $7.80 per ADS, the closing price of our ADS on May 19, 2017, a date that is within 60 days of filing this Prospectus Supplement. As of the date hereof, we have sold 166,666 ADSs at a total of $1,267,362 pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

As a result, we are filing this Prospectus Supplement to inform investors that as of the date of this Prospectus Supplement, we are eligible to offer and sell up to an additional $6,000,000 of ADSs under the sales agreement pursuant to the Prospectus, rather than $3,500,000 set forth on the cover page of the Prospectus.

Investing in our securities involves risks. See the “risk factors” contained in the documents we incorporate by reference in this prospectus supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

FBR

The date of this prospectus supplement in May 26, 2017